                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        LOUIS DREYFUS NATURAL GAS CORP.
                (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:______________________.

     2) Aggregate number of securities to which transaction applies:______________________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________.

     4)  Proposed maximum aggregate value of transaction: _________________.

     5)  Total fee paid: ___________________.

[ ]  Fee  paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: __________________.

     2)  Form, Schedule or Registration Statement No.: _________________.

     3)  Filing Party: __________________________.

     4)  Date Filed: ___________________________.

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 20, 1997


TO THE SHAREHOLDERS OF LOUIS DREYFUS NATURAL GAS CORP.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), will be held on Tuesday, May 20, 1997 at 9:00 a.m. at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, for the following purposes:

          1. To elect eight directors for the ensuing year and until their successors are duly elected and qualified.

          2. To approve the amendment and restatement of the Company's Stock Option Plan.

          3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.

          4. To transact such other business as may come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this Notice may be taken without further notice to the shareholders, unless required by applicable law or the Bylaws of the Company.

          Only shareholders of record at the close of business on April 7, 1997 are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134 for ten days before the meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.



                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 Kevin R. White, Secretary


Oklahoma City, Oklahoma
April 15, 1997

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On May 20, 1997

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Annual Meeting") of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), to be held on Tuesday, May 20, 1997 at 9:00 a.m. at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma. This Proxy Statement will be mailed on or about April 15, 1997 to holders of record of Common Stock as of the record date.

     The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 7, 1997. On that date, the Company had outstanding 27,801,500 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

     The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors. The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     Shares represented by valid proxies will be voted, unless otherwise directed in the proxy, FOR the election of the director nominees, FOR the approval of the amendment and restatement of the Company's Stock Option Plan and FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.
As to any other business which may properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.


                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors has established the size of the Board as eight and has nominated the current eight members of the Board for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

     Each nominee named below is currently a director of the Company and has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board of Directors and nominated by either of the proxies named in the enclosed proxy.

Nominees

     The nominees for the position of director of the Company are as follows.

          Name                Age              Principal Occupation
          ----                ---              --------------------

Richard E. Bross               48  Executive Vice President of the Company

Daniel R. Finn, Jr.            53  Chief Executive Officer of Duke/Louis
                                   Dreyfus LLC

John J. Hogan, Jr.             52  Of Counsel to the law firm of Dewey
                                   Ballantine

Gerard Louis-Dreyfus           64  President and Chief Executive Officer of S.A.
                                   Louis Dreyfus et Cie

Mark E. Monroe                 42  President and Chief Executive Officer of the
                                   Company

James R. Paul                  62  Retired, Former President and Chief
                                   Executive Officer of The Coastal Corporation



     Name                     Age        Principal Occupation
     ----                     ---        --------------------
Simon B. Rich, Jr.             52  Managing Director and Chief Operating
                                   Officer of Duke/Louis Dreyfus LLC

James T. Rodgers, III          62  Retired, Former President and Chief
                                   Operating Officer of Anadarko Petroleum
                                   Corporation

     The following is a brief description of the business background of each of the nominees:

     Richard E. Bross is Executive Vice President of the Company and was first elected as a director of the Company in September 1993. Mr. Bross joined the Company in 1991 and served as its President until September 1993. Prior to joining the Company, Mr. Bross served in various capacities at Argent Energy, Inc. (previously named Woods Petroleum Corporation) from 1977 until 1991, culminating with his appointment as Executive Vice President and Chief Operating Officer in September 1990. Mr. Bross joined Argent Energy, Inc. in 1977 after working for Gulf Oil Corporation for seven years in various engineering functions. Mr. Bross holds a B.S. degree in Mechanical Engineering from the University of Missouri and an M.B.A. from Oklahoma City University.

     Daniel R. Finn, Jr. has been a director of the Company since 1990. Mr. Finn is Chief Executive Officer of Duke/Louis Dreyfus LLC, a company 50% owned by S.A. Louis Dreyfus et Cie engaged in natural gas, petroleum product and electric power trading and marketing. Mr. Finn has been employed by S.A. Louis Dreyfus et Cie or its subsidiaries since 1972, serving in various capacities, including Vice President of worldwide wheat merchandising, Senior Vice President of worldwide grain merchandising and President and Chairman of the Board of Directors of Louis Dreyfus Energy Corp. In addition, Mr. Finn is Executive Vice President and a director of Louis Dreyfus Holding Company Inc., also a subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn holds a B.A. in Economics from Fairfield University and an M.B.A. in Finance from Northwestern University.

     John J. Hogan, Jr. was first elected to the Board of Directors of the Company in September 1993. Mr. Hogan has been with the law firm of Dewey Ballantine, New York since 1969. He also serves as a director of several other industrial corporations and is a former executive officer and/or director of various subsidiaries of S.A. Louis Dreyfus et Cie. Mr. Hogan holds a B.A. in Economics from Fordham University and J.D. and M.B.A. degrees from Columbia University.

     Gerard Louis-Dreyfus has been a director of the Company since September 1993. Mr. Louis-Dreyfus is the President and Chief Executive Officer of S.A. Louis Dreyfus et Cie, the parent company of the Louis Dreyfus worldwide organization of companies. S.A. Louis Dreyfus et Cie is privately owned by family members and has been in business for over 140 years. The principal activities of the Louis Dreyfus group include the international merchandising and exporting of various commodities, ownership and management of ocean vessels, real estate ownership, development and management, manufacturing, and natural gas, petroleum product and electric power marketing. Mr. Louis-Dreyfus is the great-grandson of the founder. Mr. Louis-Dreyfus is a graduate of Duke University and Duke University School of Law. Upon graduation he joined the firm of Dewey Ballantine, New York, until 1965 when he joined S.A. Louis Dreyfus et Cie.

     Mark E. Monroe is President and Chief Executive Officer of the Company and has been a director of the Company since 1986. Mr. Monroe joined the Company in 1980, which was then known as Bogert Oil Company and which was later acquired by S.A. Louis Dreyfus et Cie, and served as Vice President and Chief Financial Officer of the Company until April 1991. From April 1991 until September 1993, Mr. Monroe served as a Vice President of Louis Dreyfus Energy Corp., an indirect subsidiary of S.A. Louis Dreyfus et Cie, engaged in oil and natural gas trading and marketing. Mr. Monroe rejoined the Company in September 1993 and served as Chief Operating Officer until his election to his present position in August 1996. Mr. Monroe holds a B.B.A. degree from the University of Texas and is a Certified Public Accountant.

     James R. Paul was first elected to the Board of Directors of the Company in February 1994. Mr. Paul retired in January 1994 from The Coastal Corporation after twenty years of service in various executive capacities, including President and Chief Executive Officer from 1989, and a director from 1981, until his retirement. Mr. Paul holds a B.S. in Business Administration from Wichita State University.

     Simon B. Rich, Jr. has been a director of the Company since 1990 and has served as Chairman of the Board of Directors since August 1996. Mr. Rich is Managing Director and Chief Operating Officer of Duke/Louis Dreyfus LLC. From September 1993 until August 1996, Mr. Rich served as President and Chief Executive Officer of the Company. From 1990 to 1993, Mr. Rich served as Executive Vice President of Louis Dreyfus Energy Corp. From 1986 to 1990, Mr. Rich served as Executive Vice President-Development and Strategic Planning of S.A. Louis Dreyfus et Cie. Mr. Rich holds a B.A. in Economics from Duke University.

     James T. Rodgers, III was first elected to the Board of Directors of the Company in February 1994. Mr. Rodgers retired in 1992 from Anadarko Petroleum Corporation after sixteen years of service in various executive capacities, including President and Chief Operating Officer from 1986, and a director from 1979, until his retirement. Mr. Rodgers holds an M.S. from the University of Texas and a B.S. from Louisiana State University both in Petroleum Engineering. Mr. Rodgers also serves on the Board of Directors of Barrett Resources Corp., a publicly-held independent oil and gas company.

     The Board of Directors recommends that the shareholders vote "For" the named nominees.

Board Committees and Meetings

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by resolution of the Board of Directors, the Company's Bylaws and by applicable law. The Executive Committee, which during 1996 consisted of Messrs. Louis-Dreyfus, Rich, Monroe and Finn, did not hold any meetings but acted by unanimous consent without a meeting once during 1996.

     The Compensation Committee establishes general compensation policies, reviews and makes specific recommendations to the Board of Directors concerning salaries and incentive compensation for executive officers of the Company and, until December 1996, administered the Company's Stock Option Plan. The Stock Option Plan has been administered by the full Board of Directors since December 1996. The Compensation Committee, which during 1996 consisted of Messrs. Finn and Hogan, did not hold any meetings but acted by unanimous consent without a meeting twice during 1996.

     The Audit Committee is responsible to the Board of Directors for establishing and reviewing internal and external audits of the Company and meeting with representatives of the Company's independent auditors to receive the results of their audits. The Audit Committee, which during 1996 consisted of Messrs. Paul and Rodgers, met three times during 1996.

     The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if submitted in writing addressed to the Secretary of the Company.

     During the year ended December 31, 1996, the Board of Directors held four meetings and acted by unanimous consent without a meeting seven times. During 1996, all incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Mr. Louis-Dreyfus who attended 50% of all such meetings.

Compensation of Directors

     Each director, other than the Chairman and Gerard Louis-Dreyfus, receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended and is reimbursed for certain expenses in connection with attendance at such meetings. The Chairman of the Board of Directors receives an annual retainer of $56,250, but does not receive additional fees for meetings attended. Under the Company's Stock Option Plan approved by the shareholders, each incumbent director who was not an employee of the Company received on the date of the Company's 1995 Annual Meeting of Shareholders an option grant to purchase 6,000 shares of Common Stock of the Company and, while serving as a director, received or will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. Any new non-employee director will receive under the Company's Stock Option Plan an initial option grant to purchase 6,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders.


                                  PROPOSAL TWO

                 AMENDMENT AND RESTATEMENT OF STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Plan") is intended to promote and advance the interests of the Company and its shareholders by providing a means for the Company to offer appropriate equity incentive and compensation opportunities to its directors, officers and key employees and to encourage stock ownership by such persons in order to increase the proprietary interests of such persons in the growth and financial success of the Company.

     Established by the Company in October 1993, the Plan initially authorized the issuance of up to 1,000,000 shares of Common Stock pursuant to options under the Plan and had a ten-year term expiring in October 2003. However, in order to ensure that the Company continues to have appropriate equity incentive and compensation opportunities for its directors, officers and key employees, the Board of Directors has approved the amendment and restatement of the Plan among other things to increase the number of shares authorized for issuance under the Plan from the initial 1,000,000 shares to 2,000,000 shares and to extend the term of the Plan to February 2007. The amendments to the Plan were adopted subject to shareholder approval, and the Board of Directors has directed that the amended and restated Plan be submitted to the shareholders of the Company for their approval at the Annual Meeting.

Summary of Amendments to the Plan

     In addition to the increase in the number of shares authorized for issuance under the Plan and extension of the term of the Plan, the Board of Directors has approved other amendments to the Plan that are intended principally to facilitate administration of the Plan and compliance with applicable federal securities laws. The principal amendments to the Plan approved by the Board of Directors are as follows:

     * Increase in the number of shares authorized for issuance upon exercise of options granted under the Plan from 1,000,000 shares to 2,000,000 shares.

     * Extension of the term of the Plan from October 21, 2003 to February 6, 2007.

     * Modification of selected provisions of the Plan in order to facilitate compliance with and to take advantage of increased flexibility afforded by recent amendments to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to transactions between issuers and their executive officers and directors that involve equity securities of the issuer. Such modifications include (i) transferability of nonqualified stock options by gift or other means pursuant to which no consideration is given for the transfer provided the Board of Directors first consents to the transfer, (ii) elimination of certain restrictions on the exercise of options within six months of the date of grant of the option, (iii) elimination of the requirement of prior Board approval under certain circumstances in connection with the surrender of portions of options or tender of shares already owned by an optionee in payment of the option exercise price or tax withholding obligations, and (iv) elimination of requirements for shareholder approval in connection with certain amendments to the Plan, except as may otherwise be required by applicable law or the rules of any securities exchange on which the Company's Common Stock is admitted to listed trading. Shareholder approval will continue to be required in connection with any increase in the number of shares of Common Stock available for issuance pursuant to options granted under the Plan or any material modification to the requirements for eligibility to participate in the Plan. See " -- Modification and Termination of the Plan" on page 10 below.

     * Removal of restrictions formerly prohibiting grants to any one individual under the Plan of options to purchase in excess of 200,000 shares of Common Stock.

Description of the Plan as Amended and Restated

     The foregoing amendments to the Plan as well as the other principal features of the Plan as amended and restated are described below.

      Administration. The Plan is administered by the Board of Directors of the Company or, if the Board so authorizes, by a committee of the Board of Directors consisting of not less than two members of the Board of Directors. Prior to December 1996, the Plan was administered by the Compensation Committee of the Board of Directors. However, as a result of amendments to Rule 16b-3 under the Exchange Act affecting the administration of stock option and other equity incentive plans generally, the Board of Directors of the Company has administered the Plan since December 1996. The selection of participants and the terms and conditions of options granted under the Plan are determined by the Board of Directors, subject to applicable limitations under the Plan. The Company may grant pursuant to the Plan both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options.

     Shares Subject to the Plan. The maximum number of shares of Common Stock in respect of which options may be granted under the Plan will be increased by the proposed amendment and restatement of the Plan from 1,000,000 shares to 2,000,000 shares. These shares consist of authorized but unissued shares or treasury shares that may be held by the Company. This number is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     Eligibility. All executive officers of the Company and other key employees who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Board of Directors, will benefit the future success of the Company are eligible to receive grants under the Plan. In addition, each director of the Company who is not an employee of the Company is eligible to receive certain non-discretionary option grants pursuant to provisions of the Plan described below. At March 31, 1997, options had been granted to 53 persons under the Plan.

     Grant of Options. The number of shares to be covered by each option granted to an executive officer or other key employee is determined by the Board of Directors. Under the Plan as amended and restated, there will be no limit on the number of shares that may be subject to options granted to any one executive officer or other key employee. The exercise price for options granted under the Plan is not less than 100% of the fair market value of the shares of Common Stock on the date an option is granted. Options granted under the Plan to officers and key employees become exercisable at such time as the Board of Directors may determine in connection with the grant of each option. In addition, the Board of Directors may at any time accelerate the date that any option granted to an officer or key employee becomes exercisable.

     Prior to the proposed amendment and restatement of the Plan, the Plan provided that no option could become exercisable within six months of the date of grant. This restriction was intended as a safeguard to ensure compliance with applicable restrictions of Rule 16b-3 under the Exchange Act in effect at the time the Plan was adopted requiring that at least six months elapse between the grant of an option and the ultimate sale or other disposition of the securities underlying the option. This six-month holding period requirement is no longer in effect as a result of recent amendments to Rule 16b-3, and the Board of Directors deems it desirable that the corresponding restrictions of the Plan designed to require a six-month holding period be removed.

     Effect of Termination of Employment or Death. If an optionee's employment with the Company is terminated for any reason other than death or termination for cause, an option will be exercisable for a period of three months after the date of termination of employment as to all then vested portions of the option. In addition, the Board of Directors may, in its sole discretion, approve acceleration of the vesting of any unvested portion of the option. If an optionee's employment with the Company is terminated for cause (as defined in the Plan), the option shall terminate as of the date of such termination of employment and the optionee shall have no further rights to exercise any portion of the option. If an optionee dies while employed by the Company, any unvested portion of the option as of the date of death shall be vested as of the date of death and the option shall be exercisable in full by the legal representatives of the optionee for a period of 12 months following the date of death. In any event, options terminate and are no longer exercisable after 10 years from the date of the grant.

     Continued Service as a Director. In the event any optionee who is an employee and also a director of the Company ceases to be employed by the Company but continues to serve as a director of the Company, the Board of Directors may determine that all or a portion of such optionee's options shall not expire three months following the date of employment as described above, but instead shall continue in effect until the earlier of the date the optionee ceases to be a director of the Company or the date the option otherwise expires according to its stated date of expiration. Termination of any such option in connection with the optionee's termination of service as a director will be on terms similar to those described above in connection with termination of employment.

     Grants to Non-Employee Directors. In order to retain, motivate and reward non-employee directors of the Company, the Plan extends participation to non-employee directors on the terms and conditions described below.

     Each existing non-employee director of the Company received an initial option grant to purchase 6,000 shares of Common Stock of the Company in 1995 and, while continuing to serve as a director, receives additional option grants to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders. Any new non-employee director will also receive an initial option grant of 6,000 shares of Common Stock immediately following his or her election to the Board of Directors and, while continuing to serve as a director, will be granted additional options to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders after the initial grant.

     The option price for options granted to non-employee directors is equal to 100% of the fair market value per share of Common Stock on the date the option is granted. Options granted to non-employee directors are immediately vested and fully exercisable on the date of grant, and remain exercisable for a period of 10 years from the date of grant, subject to earlier termination in the event of termination of service as a director.

     Other than as described above, all options granted to non-employee directors are subject to the same terms and conditions as options granted to employees under the Plan.

     Limited Transferability. Options granted under the Plan generally are not assignable or transferable by optionees other than by will or the laws of descent and distribution and are otherwise exercisable only by optionees. However, under the Plan as amended and restated, optionees will be permitted, with the prior consent of the Board of Directors, to transfer nonqualified stock options under the Plan by gift or other means pursuant to which no consideration is given for the transfer. Any options so transferred will remain subject to all of the restrictions and limitations of the Plan. Due to the limited scope of permitted transfers, it is anticipated that optionees who may elect to utilize such transferability feature will do so primarily for estate planning or other family oriented purposes and that any transferees will be family members of the optionee. Such transferability was formerly prohibited by Rule 16b-3 under the Exchange Act, but is now permitted as a result of the recent amendments to such rule.

     Exercise of Options. The exercise price of options may be paid in cash, by tender of shares of Common Stock of the Company (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment. The prior consent of the Board of Directors will continue to be required in connection with the payment of the exercise price of options by tender of shares or surrender of a portion of the option, except that pursuant to the proposed amendments to the Plan the consent of the Board of Directors will not be required if the exercise price is paid by surrender of shares that have been owned by the optionee for more than six months prior to the date of exercise of the option or by a combination of cash and shares that have been owned for more than six months.

     Effect of Certain Corporate Transactions. In the event of any reorganization, merger, consolidation or sale of substantially all of the assets of the Company while options remain outstanding under the Plan, the Plan provides for substitute options with an appropriate number of shares or other securities of the reorganized, merged, consolidated or acquiring corporation which were distributed to the shareholders of the Company. In addition, unless the Board of Directors expressly determines otherwise, in the event of a Change in Control (as defined in the Plan) of the Company, all outstanding options will become immediately and fully exercisable and optionees will be entitled to surrender, within 60 days following the Change in Control, unexercised options or portions of options in return for cash payment equal to the difference between the aggregate exercise price of the surrendered options and the fair market value of the shares of Common Stock underlying the surrendered options.

     Modification and Termination of the Plan. The Plan as amended and restated will terminate on February 6, 2007, except with respect to awards then outstanding. Under the Plan as amended and restated, the Board of Directors may from time to time amend, alter, suspend, or discontinue the Plan or alter or amend any and all options granted thereunder without the further approval of the shareholders of the Company, except to the extent such approval may be required by applicable laws or by the rules of the New York Stock Exchange or other securities exchange upon which the Company shares are admitted to listed trading.

     Prior to the proposed amendment and restatement of the Plan, the Plan provided that shareholder approval would be required in connection with amendments to the Plan that (i) materially increased the benefits accruing to participants under the Plan, (ii) materially increased the number of securities issuable under the Plan, or (iii) materially modified the requirements as to eligibility under the Plan. These requirements were responsive to the then applicable requirements of Rule 16b-3 in connection with shareholder approval of amendments to covered plans. As a result of the recent amendments to Rule 16b-3, these requirements have been eliminated from Rule 16b-3 and the Board of Directors deems it desirable that these requirements also be eliminated from the Plan. Under the Internal Revenue Code, shareholder approval will continue to be required in connection with any amendment to the Plan that modifies the number of shares available for issuance or the criteria for eligibility in regard to grants of incentive stock options. The rules of the New York Stock Exchange do not address shareholder approval of amendments to option plans, but the staff of the New York Stock Exchange has indicated that increasing the number of newly issued shares available for issuance or materially modifying eligibility requirements may require shareholder approval under the rules of the Exchange. Accordingly, amendments to the Plan relating to the number of shares covered by the Plan and requirements for eligibility under the Plan generally will continue to be subject to shareholder approval. The Board of Directors believes that elimination of other restrictions on amendment of the Plan without shareholder approval will enhance the Board's ability to administer the Plan and to foster its intended goals without incurring the uncertainties and expense associated with seeking shareholder approval.

     Satisfaction of Tax Withholding Obligations. The Company may require as a condition to the issuance of any shares of Common Stock upon exercise of an option that the optionee remit an amount sufficient to satisfy applicable tax withholding requirements. Optionees are permitted to satisfy such withholding obligations in cash, by tendering shares of Common Stock of the Company owned by the optionee (valued at fair market value at the date of exercise of the option), by surrender of a portion of the option or by a combination of such means. Under the amended and restated Plan, the prior consent of the Board of Directors will not be required in connection with the tender of shares or the surrender of a portion of the option in satisfaction of tax withholding obligations.

     Federal Income Tax Consequences. An optionee receiving an option qualifying as an "incentive stock option" under Section 422 of the Internal Revenue Code will not recognize taxable income upon the grant or exercise of the option. Upon disposition of the shares acquired, the optionee will recognize a capital gain or loss based on the difference between the amount realized and the option price, assuming certain holding period requirements are satisfied and the shares are held as a capital asset. However, the alternative minimum tax may be applicable. The Company will not receive any tax deduction in connection with the grant or exercise of an incentive stock option or, assuming the holding period requirements are satisfied, sale of the shares by an optionee.

     An optionee receiving a nonqualified stock option will not recognize taxable income on the grant of an option, but will be deemed to have received ordinary income on the exercise of an option equal in amount to the difference between the fair market value of the shares acquired as of the date of exercise and the option price. The Company will be entitled to a tax deduction at the same time in the same amount. An optionee's tax basis in the shares acquired will be equal to the fair market value of the shares as of the date of exercise for purposes of measuring any gain or loss on subsequent disposition of the shares.

Summary of Award Activity Pursuant to the Plan

     The following table indicates as of April 1, 1997 the number of shares authorized for issuance under the Plan (including the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding awards (net of cancellations), the number of shares issued pursuant to prior awards, and the number of shares available for future awards (including the proposed increase in the authorized number of shares):

                                                                   Available for
                                                      Issued       Future Awards
                          Subject to Outstanding     Pursuant       (including
Authorized (including         Awards (net of         to Prior         proposed
 proposed increase)         cancellations)(1)         Awards         increase)
 ------------------         -----------------         ------         ---------
     2,000,000                   992,500               1,500         1,006,000

_________________

(1) Includes options to purchase 952,500 shares of Common Stock granted to executive officers and key employees of the Company at exercise prices ranging from $12.63 to $19.88 per share. The exercise prices of such options are 100% of the market value of the Common Stock on the date of grant. The expiration dates of such options range from November 10, 2003 to September 27, 2006. Of such options, 272,500 were granted to key employees of the Company other than executive officers and 680,000 were granted to current or former executive officers of the Company as follows:
     Mark E. Monroe - President and Chief Executive Officer -160,000; Simon B. Rich, Jr., - Chairman of the Board of Directors and former President and Chief Executive Officer - 160,000; Richard E. Bross - Executive Vice President - 95,000; Peter B. Fritzinger - Chief Financial Officer and Treasurer - 60,000; Ronnie K. Irani - Executive Vice President - Engineering and Exploration -95,000; Kevin R. White - Executive Vice President - Corporate Development and Strategic Planning - 60,000; and Jeffrey A. Bonney - Vice President and Chief Accounting Officer - 50,000. Also includes options to purchase 40,000 shares granted to non-employee directors pursuant to the non-discretionary grant provisions of the Plan at exercise prices ranging from $13.44 to $14.13 per share.

     Based on the closing price of the Common Stock as reported by the New York Stock Exchange on April 1, 1997 of $14.625 per share, the market value of the total number of shares of Common Stock previously issued pursuant to exercise of options under the Plan was $21,938 and the market value of shares underlying outstanding options under the Plan was $14,515,313.

     Provided that the shareholders approve the proposed amendment and restatement of the Plan, the increased number of shares will be available for awards to all eligible participants in the Plan. Except as described above in connection with the non-discretionary awards to non-employee directors, the Committee has not at this time considered or approved any future awards under the Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

Consequences of Non-Approval

     If the proposed amendment and restatement of the Plan is not approved by the shareholders, the Plan will continue in its form prior to the proposed amendment and restatement. However, if the amendment and restatement of the Plan is not approved, any future grants under the Plan would be limited in view of the relatively low number of shares that would be available for issuance in connection with future awards (6,000 shares at April 1, 1997).

     The Board of Directors recommends that the shareholders vote "FOR" the proposed amendment and restatement of the Stock Option Plan.


                                 PROPOSAL THREE

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     The Board of Directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

     The executive officers of the Company are as follows:


     Name                    Age                  Position
     ----                    ---                  --------

Mark E. Monroe                42         President and Chief Executive Officer

Jeffrey A. Bonney             40         Vice President and Chief Accounting
                                           Officer

Richard E. Bross              48         Executive Vice President

Peter B. Fritzinger           38         Chief Financial Officer and Treasurer

Ronnie K. Irani               40         Executive Vice President - Engineering
                                           and Exploration

Kevin R. White                39         Executive Vice President - Corporate
                                           Development and Strategic Planning
                                           and Secretary

          The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For descriptions of the business background of Mark
E. Monroe and Richard E. Bross, each a director of the Company, see "Election of Directors - Nominees."

          Jeffrey A. Bonney is Vice President and Chief Accounting Officer of the Company. Mr. Bonney joined the Company in November 1993. From April 1990 to November 1993, Mr. Bonney was the Vice President and Controller of Hadson Energy Resources Corporation, an international oil and gas concern. Prior thereto, Mr. Bonney held various management positions with other independent oil and gas companies. He began his career as an auditor with Deloitte, Haskins & Sells in 1978. Mr. Bonney is a Certified Public Accountant and holds a B.S. in Accounting from Oklahoma Christian University.

          Peter B. Fritzinger is Chief Financial Officer and Treasurer of the Company. Prior to his election to this position in September 1993, Mr. Fritzinger served as Vice President - Finance and as Treasurer of Louis Dreyfus Energy Corp., an indirect subsidiary of S.A. Louis Dreyfus et Cie, engaged in oil and natural gas trading and marketing, beginning in April 1991. From 1980 to 1991, Mr. Fritzinger held various positions with Morgan Guaranty Trust Company of New York. Mr. Fritzinger holds a B.A. in Math and Psychology from Amherst College.

          Ronnie K. Irani is Executive Vice President - Engineering and Exploration of the Company. He joined the Company in March 1991 from Argent Energy, Inc. (previously named Woods Petroleum Corporation) where he had worked for the previous 12 years. At Argent Energy, Inc., Mr. Irani held the title of Manager of Reservoir Engineering. Mr. Irani holds a B.S. in Chemistry from Bombay University, India, a B.S. and M.S. in Petroleum Engineering from the University of Oklahoma and an M.B.A. from Oklahoma City University.

          Kevin R. White is Executive Vice President - Corporate Development and Strategic Planning and Secretary of the Company. Mr. White joined the Company in 1983, which was then known as Bogert Oil Company, and served in various management capacities prior to appointment to his present position. From 1981 until 1982, Mr. White was employed as an auditor with Arthur Andersen & Co. and Ernst & Young. Mr. White is a Certified Public Accountant and holds B.S. and M.S. degrees in Accounting from Oklahoma State University.

Executive Compensation

          The following table sets forth information with respect to compensation received by each person who served as the chief executive officer of the Company during 1996 and the four other mostly highly compensated executive officers of the Company. Such individuals are hereinafter referred to as the "named executive officers."

                           Summary Compensation Table

                                                Annual Compensation   Long-Term Compensation
                                                -------------------  -------------------------
                                                                      Restricted    Securities              All
                                                                        Stock       Underlying             Other
     Name and Principal Position          Year   Salary     Bonus      Awards(1)    Options(#)        Compensation(2)
     ---------------------------          ----   ------     -----      ---------    ----------        ---------------
Mark E. Monroe                            1996   $250,000  $260,000           -        20,000              $11,869
 President and Chief                      1995    250,000   250,000           -        40,000               11,784
 Executive Officer(3)                     1994    250,000   150,000    $275,000             -                4,500

Simon B. Rich, Jr.                        1996   $250,000  $200,000           -        20,000              $25,381
 Former President and                     1995    325,000   275,000           -        40,000               11,784
 Chief Executive Officer(4)               1994    325,000   225,000    $343,750             -                4,500

Richard E. Bross                          1996   $178,000  $ 85,000           -        20,000              $11,869
 Executive Vice President                 1995    178,000    60,000           -        10,000               11,784
                                          1994    178,000    75,000    $206,250             -                4,500

Peter B. Fritzinger                       1996   $165,000  $ 85,000           -        20,000              $11,869
 Chief Financial Officer                  1995    165,000    75,000           -        15,000               11,088
 and Treasurer                            1994    165,000    60,000    $ 68,750             -                4,500

Ronnie K. Irani                           1996   $164,600  $140,000           -        20,000              $11,869
 Executive Vice President -               1995    134,800   120,000           -        25,000               11,579
 Engineering and                          1994    134,800    70,000    $206,250             -                4,500
 Exploration

Kevin R. White                            1996   $130,000  $ 85,000           -        20,000              $11,869
 Executive Vice President -               1995    130,000    75,000           -        15,000               11,661
 Corporate Development                    1994    128,000    60,000    $ 68,750             -                4,500
 and Strategic Planning

------------------

(1) Consists of awards expressed in units that are equivalent to one share of Common Stock of the Company for each unit. The unit awards were granted pursuant to the Louis Dreyfus Deferred Compensation Stock Equivalent Plan (the "SEP") sponsored by an affiliate of S.A. Louis Dreyfus et Cie. The total number of units awarded to each of the named executive officers was as follows: Mark E. Monroe - 20,000 units; Simon B. Rich, Jr. - 25,000 units; Richard E. Bross - 15,000 units; Peter B. Fritzinger - 5,000 units; Ronnie K. Irani -15,000 units; and Kevin R. White - 5,000 units. The dollar value of the unit awards as indicated in the preceding table is based on the closing sale price of the Common Stock of the Company of $13.75 per share on August 31, 1994 (the date of grant of the awards). Vested units awarded pursuant to the SEP are payable solely in cash after termination of employment with the Louis Dreyfus group of companies, subject to forfeiture for termination due to cause and to forfeiture for competitive post-termination activities. The amount payable in respect of each unit is equal to the average prices (as defined in the SEP) of one share of Common

     Stock on the New York Stock Exchange over all trading days in December of the year of, or preceding, termination. The dollar value of the vested and unvested units for each of the named executive officers as of December 31, 1996 calculated pursuant to the SEP based on the average prices of the Common Stock over all trading days in December 1996 was as follows: Mark
     E. Monroe - $339,000; Simon B. Rich, Jr. - $423,750; Richard E. Bross - $254,250; Peter B. Fritzinger - $84,750; Ronnie K. Irani - $254,250; and Kevin R. White -$84,750. The awards were vested immediately upon grant as to 10% of the units and vest in additional increments on December 31 of each year at the rate of 10%, 20%, 30% and 30% per year. The awards are 70% vested as of December 31, 1996 and, subject to continued service, will be fully vested by December 31, 1997. In the event a cash dividend is paid to shareholders generally, each unit will have allocated to it a dividend equivalent, which will be payable, with interest, at the same time and subject to the same conditions as the underlying units.

(2) All Other Compensation consists of (i) employer contributions to the Company's 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each of the named executive officers to such plan and (ii) certain employer discretionary profit sharing contributions allowed by such plan. All Other Compensation for Mr. Rich also includes $14,062 received by Mr. Rich consisting of the pro-rated portion of Mr. Rich's annual retainer for service as Chairman of the Board of Directors of the Company commencing in August 1996. See "Election of Directors -- Compensation of Directors."

(3) Mr. Monroe served as Chief Operating Officer of the Company prior to assuming his present position in August 1996.

(4) Mr. Rich left his position as President and Chief Executive Officer of the Company in August 1996 in order to perform other duties within the Louis Dreyfus group of companies. Although no longer an executive officer of the Company, Mr. Rich serves as Chairman of the Board of Directors.


     The following table contains information concerning the grant of stock options during the year ended December 31, 1996 under the Company's Stock Option Plan to the named executive officers.

                                Option Grants in Last Fiscal Year

                                           Individual Grants
                        --------------------------------------------------------

                                        % of Total
                                          Options
                                        Granted to
                                         Employees     Exercise or
                           Options       in Fiscal     Base Price     Expiration     Grant Date
         Name           Granted (#)(1)     Year         ($/Sh)(2)        Date     Present Value(3)
         ----           --------------  -----------    -----------    ----------  ----------------
Mark E. Monroe              20,000         9.4%         $14.4375         9/27/06       $177,080

Simon B. Rich, Jr.          20,000         9.4%         $14.4375         9/27/06       $177,080

Richard E. Bross            20,000         9.4%         $14.4375         9/27/06       $177,080

Peter  B. Fritzinger        20,000         9.4%         $14.4375         9/27/06       $177,080

Ronnie K. Irani             20,000         9.4%         $14.4375         9/27/06       $177,080

Kevin R. White              20,000         9.4%         $14.4375         9/27/06       $177,080

------------------

(1) All options granted to the named executive officers during 1996 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant. The options become exercisable at the rate of 25% per year commencing one year after the date of grant so long as the optionee remains employed by the Company, and will become immediately exercisable in the event of death of an optionee or in the event of a Change in Control of the Company (as defined in the Stock Option Plan) unless the Compensation Committee expressly determines otherwise. The options expire if not exercised 10 years after the date of grant.

(2) Exercise price of options must be paid in cash, by tender of shares of Common Stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment.

(3) Grant Date Present Value is based on application of the Black-Scholes option pricing model. The actual value, if any, realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: (i) annualized price volatility of the Company's Common Stock of 36% calculated over the period commencing on November 12, 1993 and ending on the option grant date (September 27, 1996); (ii) a risk-free rate of return equal to the 10 year United States Treasury Bond rate at the option grant date (September 27, 1996) of 6.68%; (iii) a dividend yield of 0%; and (iv) exercise of all options at the expiration date of 10 years from date of grant (September 27, 2006).


     The following table provides information with respect to the named executive officers concerning the exercise of options during the year ended December 31, 1996 and unexercised options held as of December 31, 1996.

                   Option Exercises and Year-end Value Table

                                                        Number of Securities                     Value of
                                                       Underlying Unexercised             Unexercised In-the-Money
                                                             Options at                         Options at
                                                         December 31, 1996                  December 31, 1996(1)
                                                         -----------------                  -------------------
                       Shares Acquired   Value
        Name             on Exercise    Realized     Exercisable  Unexercisable       Exercisable         Unexercisable
        ----             -----------    --------     -----------  -------------       -----------         -------------
Mark E. Monroe               -              -           85,000        75,000            $34,375              $156,875

Simon B. Rich, Jr.           -              -           85,000        75,000            $34,375              $156,875

Richard E. Bross             -              -           51,250        43,750            $ 8,594              $ 79,531

Peter B. Fritzinger          -              -           22,500        37,500            $12,891              $ 92,422

Ronnie K. Irani              -              -           43,750        51,250            $21,484              $118,203

Kevin R. White               -              -           22,500        37,500            $12,891              $ 92,422

------------------

(1) Value of unexercised in-the-money options at December 31, 1996 is calculated based on the market price per share of Common Stock of $17.125 per share on December 31, 1996 less the option exercise price.

Shareholder Return Performance

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total shareholder returns of the S&P 500 Index and the Dow Jones Oil Secondary Index (the "Indices") for the period between November 11, 1993 (the date of the initial public offering of the Company's Common Stock) and December 31, 1996. The line graph assumes a $100 investment in the Company's Common Stock on November 11, 1993 and $100 of value in the Indices as of October 31, 1993, and that any dividends were reinvested. The graph is presented in accordance with the requirements of the Securities and Exchange Commission.

                COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN
          AMONG LOUIS DREYFUS NATURAL GAS CORP., THE S & P 500 INDEX
                    AND THE DOW JONES OIL, SECONDARY INDEX




                                        Cumulative Total Return
                                ---------------------------------------
                                   11/93  12/93  12/94  12/95  12/96

LOUIS DREYFUS NATURAL GAS CORP.      100     89     71     84     95

S & P 500                            100    100    102    140    172

DOW JONES OIL, SECONDARY             100     93     90    104    128


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Daniel R. Finn, Jr. and John J. Hogan, Jr. Mr. Hogan is Of Counsel to the law firm of Dewey Ballantine, New York, New York which provided legal services to the Company during 1996 and continues to do so. Mr. Finn serves, and Mr. Hogan has in the past served, as a director and/or executive officer of various subsidiaries of S.A. Louis Dreyfus et Cie.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is primarily responsible for the development and implementation of the Company's executive compensation programs. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been or may be adopted by the Company, as well as the specific compensation levels of executive officers. The Committee periodically reviews the Company's results of operations and future plans in conjunction with meetings of the full Board of Directors. The Committee seeks to ensure that the Company's executive officer compensation programs support the objectives of the Company's long-term plan.

     In general, in recommending levels of base salary, bonus and long-term equity based compensation for the Company's executive officers, including the Chief Executive Officer and the other named executive officers, the Committee fosters the Company's long-range goals through the application of three key criteria: first, through comparability to compensation levels of equivalent officers in similarly situated companies in the oil and gas industry; second, through review of the executive's individual contribution to such long-range goals and to the Company as a whole; and third, through the executive's contribution to the achievement of specific results, such as increases in revenues, production, reserves, cash flow and net income. The Committee applies the foregoing criteria subjectively, including the weight given the respective criteria.

     Salaries for the Company's executive officers are based primarily on the level of salaries historically paid to the Company's executive officers by the Company or other subsidiaries of S.A. Louis Dreyfus et Cie and are designed to be comparable to the general level of salaries of executive officers in similarly situated companies.

     Discretionary annual bonuses are paid based on the Committee's subjective evaluation of the performance of the Company and of each executive officer in the context of the criteria described above. Total bonuses authorized by the Committee for the named executive officers were $855,000 in 1996, an aggregate amount that is identical to the bonuses awarded to the named executive officers in 1995. The bonus for Mr. Monroe was $260,000 in 1996 compared to $250,000 in 1995, and was based on the Committee's subjective evaluation of his performance during 1996 in his former capacity as Chief Operating Officer of the Company until August 1996 and in his present capacity as President and Chief Executive Officer of the Company subsequent to August 1996. The bonus for Mr. Rich, who served as President and Chief Executive Officer of the Company until August 1996 was $200,000 in 1996 compared to $275,000 in 1995. Such reduction is attributable primarily to the fact that Mr. Rich served as an executive officer of the Company for only a portion of 1996. The levels of the respective bonuses for Mr. Monroe and Mr. Rich were based on the Committee's subjective evaluation of their performance during 1996. The Committee applied the same criteria to its evaluation of Mr. Monroe's and Mr. Rich's compensation as it did with respect to all of the Company's executive officers. The Committee believes that the salaries and cash bonuses paid during 1996 to executive officers, including the individuals who served in the capacity of Chief Executive Officer during 1996, are reasonable when compared to the Company's increases in revenues, production, reserves, cash flow and net income in 1996 compared to 1995.

     The Company's Stock Option Plan is designed to provide long-term equity based compensation to executive officers and managers. During 1996 the Committee approved the grant of options to purchase 20,000 shares of Common Stock of the Company at an exercise price equal to the then current market price of $14.4375 per share to each of the executive officers of the Company as indicated under "Executive Compensation and Other Information -- Executive Compensation." The number of options granted to the individuals who served in the capacity of Chief Executive Officer during 1996 and each of the other named executive officers was established based on the Committee's subjective judgment, but reflects the Committee's favorable evaluation of the performance of the Company and the named executive officers during 1996 and the Committee's desire to provide competitive long-term equity incentive awards to these members of senior management.

Members of the Compensation Committee:

     Mr. Daniel R. Finn, Jr.
     Mr. John J. Hogan, Jr.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1997 (except as otherwise indicated) by (i) each director, (ii) each of the named executive officers,
(iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.


                                                                     Beneficial Ownership(1)
                                                             ----------------------------------------
                                                               Number                    Percentage
   Beneficial Owner                                           of Shares                   of Total
   ----------------                                          ----------                 -------------

S.A. Louis Dreyfus et Cie (2)                                20,630,000                     74.2%

Mutuelles AXA, AXA and The                                    2,645,100                      9.5%
 Equitable Companies Incor-
 porated, as a group (3)

Mark E. Monroe (4)                                              100,000                        *

Richard E. Bross (4)                                             53,250                        *

Peter B. Fritzinger (4)                                          31,000                        *

Ronnie K. Irani (4)                                              46,450                        *

Kevin R. White (4)                                               27,500                        *

Simon B. Rich, Jr. (4)                                           92,600                        *

Daniel R. Finn, Jr. (5)                                          13,000                        *

John J. Hogan, Jr. (5) (6)                                       12,000                        *

Gerard Louis Dreyfus (5)                                         11,000                        *

James R. Paul (5)                                                 9,000                        *

James T. Rodgers, III (5)                                         8,000                        *

All executive officers and directors                            415,050                      1.5%
 as a group (12 persons) (7)

--------------------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) S.A. Louis Dreyfus et Cie, 87 Avenue de la Grande Armee, 75782 Paris, France, shares voting and investment power over all of the shares indicated as beneficially owned by it with its direct or indirect wholly owned subsidiaries, Louis Dreyfus Holding Company Inc. and Louis Dreyfus Commercial Activities, Inc., 10 Westport Road, Wilton, Connecticut 06897-0810 and, as to 20,000,000 of such shares, shares voting and investment power with Louis Dreyfus Natural Gas Holdings Corp., 3411 Silverside Road, Suite 210E, Baynard Building, Wilmington, Delaware 19810-4808. S.A. Louis Dreyfus et Cie has pledged 20,000,000 of the shares of Common Stock of the Company owned by it to certain banks to secure loans made to S. A. Louis Dreyfus et Cie in the ordinary course of its business. A default by S. A. Louis Dreyfus et Cie under the terms of such arrangements could result in the sale of all or a portion of the pledged shares and a change in control of the Company.

(3) The named group consists of (i) a group collectively referred to as Mutuelles AXA, consisting of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, 101-100 Terrasse Boieldieu, 92042 Paris La Defense, France; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21 Rue de Chateaudun, 75009 Paris, France; and AXA Courtage Assurance Mutuelle, 26 Rue le Grand, 75002 Paris, France; (ii) AXA, 23 Avenue Matignon, 75008 Paris, France; and (iii) The Equitable Companies Incorporated, 787 Seventh Avenue, New York, New York, 10019 as a parent holding company of Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. The group has sole investment power for all of the shares indicated as beneficially owned and sole voting power over 2,476,800 of such shares. Beneficial ownership information is as of December 31, 1996.

(4) Includes shares which the named individuals have the right to acquire by exercise of stock options granted under the Stock Option Plan, which are currently exercisable as follows: Monroe - 85,000; Bross - 51,250; Fritzinger - 22,500; Irani - 43,750; White - 22,500; and Rich - 85,000.

(5) Includes 8,000 shares which the named individual has the right to acquire by exercise of currently exercisable stock options granted under the Stock Option Plan.

(6) Includes 1,000 shares owned by Mr. Hogan's wife as custodian for two of their children as to which Mr. Hogan disclaims beneficial ownership.

(7) Includes 361,250 shares which directors and executive officers as a group have a right to acquire by exercise of options granted under the Stock Option Plan which are currently exercisable.


                              CERTAIN TRANSACTIONS

     Prior to the completion of the Company's initial public offering in November 1993, the Company was a wholly-owned subsidiary of S.A. Louis Dreyfus et Cie. For purposes of the following discussion of certain transactions involving the Company, unless the context requires otherwise, references to the "Company" refer to the Company and its subsidiaries and predecessors and references to "S.A. Louis Dreyfus et Cie" refer to S.A. Louis Dreyfus et Cie and its subsidiaries (other than the Company and its subsidiaries and predecessors).

     Pursuant to a Services Agreement between the Company and S.A. Louis Dreyfus et Cie entered into in 1993, the Company has agreed to reimburse S.A. Louis Dreyfus et Cie for a portion of the salaries of employees performing services requested by the Company based on the amount of time expended ("Hourly Charges"), overhead costs equal to 40% of Hourly Charges and all direct third party costs incurred by S.A. Louis Dreyfus et Cie on behalf of the Company. During 1996, the Company paid to S.A. Louis Dreyfus et Cie $907,000 under the Services Agreement primarily for insurance services provided by S.A. Louis Dreyfus et Cie.

     In 1993, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie initially hedging 33 Bcf of the Company's natural gas production over a five-year period beginning in 1996 at a weighted-average fixed price of $2.49 per Mcf. In July 1995, the parties canceled 3 Bcf of fixed-price sales under this contract and the Company received from S.A. Louis Dreyfus et Cie $760,000 as consideration for the partial cancellation. The canceled portion of this contract related to 1996 production and no settlements occurred pursuant to this contract during 1996.

     In 1994, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 20 Bcf of the Company's natural gas production from certain wells in the Company's Sonora field commencing in January 1996. This natural gas swap provided for a weighted-average fixed price of approximately $2.18 per Mcf. In January 1996, the parties canceled this contract and the Company received from S.A. Louis Dreyfus et Cie $1.6 million upon cancellation.

     In 1996, the Company entered into a fixed-price sales contract with Duke/Louis Dreyfus LLC, a company 50% owned by S.A. Louis Dreyfus et Cie, hedging 20 Bcf of the Company's natural gas production over a ten-year period beginning in June 1997 at a weighted-average fixed price of $2.23 per Mcf.

     During 1996, the Company used the commodity trading resources of S.A. Louis Dreyfus et Cie when purchasing natural gas futures contracts on the New York Mercantile Exchange. The Company funds S.A. Louis Dreyfus et Cie for margin posted by it on behalf of the Company. The margin posted on the Company's behalf under this arrangement at December 31, 1996 was $5.6 million, which represented the largest amount posted at any time during 1996.

     The terms of the transactions described above between the Company and S.A. Louis Dreyfus et Cie and its subsidiaries were not established on an arms-length basis and involved conflicts of interest. Nonetheless, the Company believes that such transactions with S.A. Louis Dreyfus et Cie were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. It is possible that S.A. Louis Dreyfus et Cie and the Company may enter into material intercompany transactions from time to time in the future, and the Company intends that the terms of any future transactions and agreements between the Company and S.A. Louis Dreyfus et Cie will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

     Gerard Louis-Dreyfus, Simon B. Rich, Jr. and Daniel R. Finn, Jr., all directors of the Company, are also executive officers and/or directors of S.A. Louis Dreyfus et Cie or various of its subsidiaries. John J. Hogan, Jr., also a director of the Company, is a former executive officer and/or director of various subsidiaries of S.A. Louis Dreyfus et Cie. See "Election of Directors."

                                     VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock which are represented in person or by proxy at the Annual Meeting is required to approve the amendment and restatement of the Stock Option Plan and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked "abstain" on the proposals to approve the amendment and restatement of the Stock Option Plan or to ratify the selection of Ernst & Young LLP as independent auditors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the approval of the amendment and restatement of the Stock Option Plan or the ratification of the selection of Ernst & Young LLP as independent auditors will have the same effect as if the shares represented thereby were voted against the applicable proposal. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                           PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, no later than December 16, 1997.

                                 OTHER MATTERS

     Management does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.


                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 1996, including audited financial statements, is enclosed. No part of the Annual Report to Shareholders is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1996 is available to shareholders without charge upon written request to the Secretary of the Company, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

         APPENDIX TO PROXY STATEMENT OF LOUIS DREYFUS NATURAL GAS CORP.
               CONTAINING SUPPLEMENTAL INFORMATION REQUIRED TO BE
               PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION

     The following is information required to be provided to the Securities and Exchange Commission in connection with the Definitive Proxy Materials of Louis Dreyfus Natural Gas Corp. (the "Company") in connection with the 1997 Annual Meeting of Shareholders of the Company. This information is not deemed to be a part of the Proxy Statement and will not be provided to shareholders in connection with the Proxy Statement.

1. The Company anticipates that the definitive Proxy Materials will be mailed to the shareholders on or about April 15, 1997.

2.  The following information is provided pursuant to Instruction 5, Item 10 of
Schedule 14A: The shares of Common Stock issuable by the Company pursuant to the Stock Option Plan are covered by the Company's Registration Statement on Form S-8 (File No. 33-92724). In connection with the proposed increase in the number of shares authorized for issuance pursuant to the amendment and restatement of the Stock Option Plan discussed in the Proxy Statement, the Company anticipates that an additional Registration Statement on Form S-8 will be filed to register such increased number of shares.

3. The complete text of the Stock Option Plan is set forth below as required by Instruction 3, Item 9 of Schedule 14A.


                               STOCK OPTION PLAN
                                       OF
                        LOUIS DREYFUS NATURAL GAS CORP.
              (as amended and restated effective February 6, 1997)

1.   Purpose of the Plan

     This Stock Option Plan, as amended and restated (the "Plan"), is intended as an incentive to managerial and other key employees of Louis Dreyfus Natural Gas Corp. (the "Company"), and its subsidiaries. Its purposes are to retain employees with a high degree of training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company. Options granted under the Plan may be either "incentive stock options" as provided by
Section 422 of the Internal Revenue Code of 1986, as amended, and as may be further amended from time to time (the "Internal Revenue Code") or options which do not qualify as incentive stock options. In addition, the Plan is intended to secure, retain, motivate and reward Non-employee Directors (as defined in Section 7 of the Plan) of the Company through the grant of stock options that do not qualify as incentive stock options.

2.   Administration of the Plan

     (a) Administration.  The Plan shall be administered by the Board of
         --------------
Directors of the Company, or if the Board so authorizes, by a committee (the "Committee") of the Board of Directors consisting of not less than two (2) members of the Board of Directors. Unless the context otherwise requires, references herein to the Committee shall be references to the Board of Directors or the Committee. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be fully effective as if the action had been taken by unanimous vote at a meeting duly called and held.

     (b) Authority.  The Committee is authorized to construe and interpret the
         ---------
Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of, and the granting of options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. The Company shall effect the granting of options under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee. Notwithstanding the foregoing, the Committee shall have no discretionary authority with respect to the eligibility, amount, price or timing of any stock option granted under the Plan to a Non-employee Director of the Company pursuant to the provisions of Section 7 hereof.

3.   Designation of Participants

     Persons eligible for options under the Plan shall consist of managerial and other key employees of the Company and/or its subsidiaries who hold positions of significant responsibilities or whose performance or potential contribution, in the sole judgment of the Committee, will benefit the future success of the Company. In addition, all Non-employee Directors of the Company shall be eligible for options under the Plan in accordance solely with the provisions of
Section 7 hereof.

4.   Shares Subject to the Plan

     Subject to adjustment as provided in Paragraph 8 hereof, there shall be subject to the Plan 2,000,000 shares of common stock of the Company, par value $.01 per share. The shares subject to the Plan shall consist of authorized but unissued shares or treasury shares held by the Company. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be cancelled prior to its exercise in full, or a portion of an option is surrendered in payment for the exercise of an option or satisfaction of any tax withholding obligations, the shares theretofore subject to such options may again be subjected to an option under the Plan. Any shares not subject to outstanding options at the expiration of the Plan or at any time during the life of the Plan may be dedicated to other plans which the Company may adopt and to the extent so dedicated, such shares shall not be subject to this Plan.

5.   Option Price

     (a) Price.  The purchase price for each share placed under option pursuant
         -----
to the Plan shall be determined by the Committee, but shall in no event be less than 100% of the Fair Market Value (as defined below) of such share on the date the option is granted.

     (b) Fair Market Value.  "Fair Market Value" means the average of the high
         -----------------
and low sales prices of the shares of Common Stock on any national securities exchange on which the shares are listed on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by such exchange, by National Quotation Bureau, Inc. or other national quotation service. If the Common Stock is not listed on a national securities exchange, Fair Market Value means the average of the closing "bid" and "asked" prices of the shares of Common Stock in the over-the-counter market on the date on which such value is to be determined or, if such prices are not available, the last sales price on such day or, if no shares were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or other national quotation service. If at any time shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Committee, taking into consideration those factors affecting or reflecting value which they deem appropriate. For purposes of determining the purchase price of an incentive stock option, Fair Market Value shall in any event be determined in accordance with Section 422 of the Code.


6.   Terms and Exercise of Options

     (a) General.  The Committee, in granting options hereunder, shall have
         -------
discretion to determine the times when, and the terms upon which, options shall be exercisable, including such provisions as deemed advisable to permit qualification as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as the same may from time to time be amended for options intended to qualify as such, and incentive stock options outstanding under the Plan may be amended, if necessary, to permit such qualification. The Committee shall designate at the time of granting of any option whether such option or any portion thereof shall be an "incentive stock option." Each option shall be evidenced by an agreement between the Company and the optionee containing provisions consistent with this Plan and such other provisions as the Committee may determine as provided herein. Unless otherwise determined by the Committee at the time of grant, all options shall become exercisable at the rate of 25% of the total shares subject to the option on each of the first four anniversary dates of the date of grant. The Committee shall also be entitled to accelerate the date any outstanding option becomes exercisable at any time.

     (b) Term.  In the event of the death of an optionee while in the employ of
         ----
the Company, any unvested portion of the option as of the date of death shall be vested as of the date of death and the option shall be exercisable in full by the heirs or other legal representatives of the optionee within twelve months following the date of death. In the event of termination of employment for any reason other than death or termination for cause (and except as otherwise provided in subsection (e) below) such option shall be exercisable by the employee or his legal representative within three months of the date of termination as to all then vested portions. In addition, the Committee may in its sole discretion, approve acceleration of the vesting of any unvested portions of the option. If an optionee's employment with the Company is terminated for cause, the option shall terminate as of the date of such termination of employment and the optionee shall have no further rights to exercise any portion of the option. "Termination for cause" means any discharge for violation of the policies and procedures of the Company or for other job performance or conduct which is detrimental to the best interests of the Company, as determined by the Committee in its sole discretion. Notwithstanding any of the foregoing, in no event may an option be exercised more than ten years after the date of its grant.

     (c) Method of Exercise.  Options may be exercised, whether in whole or in
         ------------------
part, by written notification to the Company accompanied by cash or a certified check for the aggregate purchase price of the number of shares being purchased, or upon exercise of an option, the optionee shall be entitled (unless otherwise provided in the agreement evidencing the option), without the requirement of further approval or other action by the Committee, to pay for the shares (i) by tendering stock of the Company that has been owned by the optionee for at least six (6) months with such stock to be valued at the Fair Market Value (as determined under Section 5) on the date immediately preceding the date of exercise or (ii) with a combination of cash and stock that has been owned by the optionee for at least six (6) months as provided above.

     In addition, upon exercise of an option, the optionee may, with the prior approval of the Committee, pay for the shares (a) by tendering stock of the Company already owned by the optionee but that has not been held by the optionee
                                                   ---
for at least six (6) months with such stock to be valued at the Fair Market Value (as determined under Section 5) on the date immediately preceding the date of exercise, (b) surrendering a portion of the option with such surrendered option to be valued based on the difference between the Fair Market Value (as determined under Section 5) of the shares surrendered on the date immediately preceding the date of exercise and the aggregate option purchase price of the shares surrendered ("Surrender Value"), or (c) with a combination of cash, stock of the Company that has not been held by the optionee for at least six (6)
                        ---
months or surrender of options.

     Anything above to the contrary notwithstanding, optionees holding options granted prior to February 6, 1997 that qualify for treatment as incentive stock options pursuant to Section 422 of the Internal Revenue Code may pay for shares being purchased upon exercise of any such incentive stock option by tendering all or part of the purchase price in the form of stock of the Company already owned by the optionee only with the prior approval of the Committee.

     The Committee may also permit optionees, either on a selective or aggregate basis, to simultaneously exercise options and sell the shares of common stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advanced by the Committee, and use the proceeds from such sale as payment of the purchase price of the shares being acquired upon exercise of any option.

     (d) Limitations Applicable To Incentive Options.  To the extent the
         -------------------------------------------
aggregate Fair Market Value of stock (determined as of the date of grant) with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all Company plans) exceeds $100,000, such options shall be treated as options which are not incentive stock options. Options intended to be incentive options shall have such additional terms and provisions as required by the Internal Revenue Code.

     (e)   Continued Service as a Director.  Any provisions of the Plan to the
           -------------------------------
contrary notwithstanding, for purposes of Section 6(b) above, in the event an optionee who is also a director of the Company ceases to be employed by the Company but continues to serve as a director of the Company, the Committee, in its sole discretion, may determine that all or a portion of such optionee's options shall not expire three (3) months following the date of termination of employment with the Company as is provided in Section 6(b) above, but instead shall continue in full force and effect until the such optionee ceases to be a director of the Company, but in no event beyond the stated expiration date of the options as set forth in the applicable option agreement. Termination of any such option in connection with the optionee's termination of service as a director shall be in accordance with the provisions of Section 6(b) above; provided, however, that (i) the terms "employ" and "employment" as used therein
--------
shall be replaced with the terms "service" and "service on the Board of Directors," respectively, and (ii) the phrase "termination for cause" shall mean any removal from the Board of Directors for cause in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

7.   Non-employee Director Options

     Notwithstanding anything elsewhere in the Plan to the contrary, each person who is a member of the Board of Directors of the Company but who is not an employee of the Company (a "Non-employee Director") shall be eligible for grants of stock options under the Plan solely in accordance with the provisions of this
Section 7. The following provisions of this Section 7 shall apply to the granting of stock options to Non-employee Directors:

     (a) Grant of Options.  Each individual who is a Non-employee Director on
         ----------------
the date of the 1995 annual meeting of the shareholders of the Company shall receive an initial option grant to purchase 6,000 shares of the Common Stock of the Company, par value $.01 per share, immediately following such meeting. Each individual who becomes a Non-employee Director subsequent to the 1995 annual meeting of the shareholders of the Company shall receive an initial option grant to purchase 6,000 shares of the Common Stock immediately following the date of his election to the Board of Directors. Each Non-employee Director shall receive subsequent grants of stock options to purchase 2,000 shares of the Common Stock immediately following each annual meeting of the shareholders of the Company that follows the date of the initial grant of stock options to the Non-employee Director hereunder. All stock options granted to the Non-employee Directors shall constitute options that do not qualify as incentive stock options under the Internal Revenue Code.

     (b) Exercise Price.  The purchase price for each share placed under an
         --------------
option for a Non-employee Director shall be equal to 100% of the Fair Market Value of such share on the date the option is granted.

     (c) Vesting and Term.  Each option granted to a Non-employee Director shall
         ----------------
be immediately vested and fully exercisable on the date of grant. The period during which a Non-employee Director option may be exercised shall be ten (10) years from the date of grant, subject to earlier termination in accordance with the provisions of Section 6(b) hereof; provided, however that (i) the terms
                                       --------  -------
"employ" and "employment" as used therein shall be replaced with the terms "service" and "service on the Board of Directors," respectively, and (ii) the phrase "termination for cause" shall mean any removal from the Board of Directors for cause in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

     (d) Method of Exercise.  Options granted to Non-employee Directors may be
         ------------------
exercised in the manner provided in Section 6(c) hereof.

     (e) Other Provisions.  All options granted to Non-employee Directors shall
         ----------------
be subject to the other provisions of general applicability to options granted under the Plan, including without limitation, the provisions of Section 8 ("Assignability") , Section 9 ("Changes in Capitalization") and Section 10 ("Change in Control") hereof.

8.   Assignability

     During an optionee's lifetime, an option may be exercisable only by the optionee and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing or any other provisions of the Plan, to the extent permitted by applicable law, the Committee may, in its sole discretion, permit recipients of options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code to transfer such non-incentive options by gift or other means pursuant to which no consideration is given for such transfer. The Committee shall impose in connection with any non-incentive options transferred pursuant to the foregoing sentence such limitations and restrictions as it deems appropriate. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred thereby, shall be null and void ab initio.

9.   Changes in Capitalization

     (a) No Effect on Company Rights.  Subject to the other provisions of this
         ---------------------------
Plan, the existence of the Plan and the options granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, any issue of shares of Common Stock or shares of any other class of capital stock or warrants or rights to acquire such shares, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     (b) Changes in Capitalization.  In the event of any change in
         -------------------------
capitalization affecting the common stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, liquidation, sale of assets or any other change affecting the common stock ("Change in Capitalization"), such proportionate adjustments, shall be made with respect to the aggregate number of shares of common stock for which options may be granted under the Plan, the number of shares of common stock (or other securities) covered by each outstanding option, and the price per share of outstanding options to the end that the optionee shall be entitled to receive the same number and kind of stock, securities, cash, property or other consideration as if such option had been exercised immediately preceding such Change in Capitalization.

     (c) Other Distributions.  The Committee may also make such adjustments in
         -------------------
the number of shares covered by, and the price or other value of any outstanding options in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

10.  Change in Control

     (a) Effect on Options.  In the event of a Change in Control (as defined
         -----------------
below) of the Company, and except as the Committee may expressly determine otherwise in connection with any Change in Control:

         (i) all options outstanding on the date of such Change in Control shall become immediately and fully exercisable, and

         (ii) an optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control, any option or portion of such option to the extent not yet exercised and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (A) the Fair Market Value on the date preceding the date of surrender, of the shares subject to the option or portion thereof surrendered, over (B) the aggregate exercise price for the shares under the option or portion thereof surrendered.

     (b) Change in Control.  A "Change in Control" of the Company shall mean the
         -----------------
occurrence after the effective date of the Plan of:

          (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities;

          (ii) The individuals who, as of the date of adoption of the Plan by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened 'election contest' (as described in Rule 14A-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (iii)  Approval by stockholders of the Company of:

                 (A) A merger, consolidation or reorganization involving the Company, unless

                     (1) the stockholders of the Company, immediately before
                 such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                     (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

                     (3) no Person, other than (a) the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, (b) S.A. Louis Dreyfus et Cie ("SALD") or a corporation or other entity that is directly or indirectly more than 50% owned by SALD, or (c) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

                 (B) A complete liquidation or dissolution of the Company; or

                 (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

          (i) Solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur or

          (ii) By reason of any acquisition of Voting Securities by a corporation or entity that is directly or indirectly more than 50% owned by SALD.

11.  Registration and Listing

     The Company from time to time shall take such steps as may be necessary to cause the issuance of shares upon the exercise of options granted under the Plan to be registered under the Securities Act of 1933, as amended, and such other federal or state securities laws as may be applicable. The Company shall also from time to time take such steps as may be necessary to list the shares issuable upon exercise of options granted under the Plan for trading on such stock exchanges on which the Company's then outstanding shares are admitted to listed trading.

12.  Effective and Expiration Dates of Plan; Effect on Prior Plan

     This Plan as initially adopted became effective as of October 21, 1993, the date of its approval by the sole shareholder of the Company. The Plan as initially adopted provided that no option shall be granted pursuant to the Plan
after October 21, 2003.   The Plan, as amended and restated as of February 6,
1997, shall be submitted to the shareholders of the Company for their approval at the 1997 Annual Meeting of Shareholders, or any adjournment thereof. If the shareholders fail to approve the Plan as amended and restated effective February 6, 1997, the amendments adopted on such date shall be of no force or effect and the Plan shall continue in its form immediately prior to the amendment and restatement adopted as of February 6, 1997. If the shareholders approve the amended and restated Plan, then the period during which options may be granted under the Plan shall be extended to February 6, 2007.

13.  Amendments or Termination

     The Committee may at any time amend, alter or discontinue the Plan in such manner as it may deem advisable. Any such amendment or alteration may be effected without the approval of the shareholders of the Company, except to the extent such approval may be required by applicable laws or by the rules of any securities exchange upon which the Company's outstanding shares are admitted to listed trading.

     No amendment, alteration or discontinuation of the Plan shall adversely affect any stock option grants made prior to the time of such amendment, alteration or discontinuation, except with the consent of the holder of the affected options.

14.  Governmental Regulations

     Notwithstanding any provision hereof, or any option granted hereunder, the obligation of the Company to sell and deliver shares under any such option shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchange as may be required, and the optionee shall agree that he will not exercise any option granted hereunder, and that the Company will not be obligated to issue any shares under any such option, if the exercise thereof or if the issuance of such shares shall constitute a violation by the optionee or the Company of any applicable law or regulation. The Company shall be entitled to require as a condition to the issuance of any shares of Common Stock upon exercise of an option that the optionee remit an amount sufficient, in the Company's opinion, to satisfy all FICA, federal, state or other withholding tax requirements related thereto. Unless otherwise provided in the Agreement evidencing the option, an optionee shall be entitled, without the requirement of further approval or other action by the Committee, to satisfy such obligation in whole or in part (i) by tendering stock of the Company already owned by the optionee with such stock to be valued at the Fair Market Value (as determined under Section 5) on the date immediately preceding the date of exercise of the options, (ii) by surrendering a portion of his or her option with such surrendered option to be valued at the Surrender Value (as determined under Section 6(c)), or (iii) by a combination of cash, stock of the Company and surrender of options.

     Anything above to the contrary notwithstanding, optionees holding options granted prior to February 6, 1997 that qualify for treatment as incentive stock options pursuant to Section 422 of the Internal Revenue Code may satisfy tax withholding obligations, if any, by surrender of stock of the Company owned by the Optionee or surrender of a portion of the option only with the prior approval of the Committee.

15.  Governing Law

     The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Oklahoma and applicable federal law.

16.  Severability

     If any provision of this Plan is determined to be invalid or unenforceable for any reason, the remaining provisions of the Plan shall remain in effect and be interpreted to reasonably effect the intent of the Plan.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

     The undersigned hereby appoints Kevin R. White and David B. Oshel as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all of the shares of Common Stock of Louis Dreyfus Natural Gas Corp. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 20, 1997 or any reconvention thereof.

      (Continued, and to be marked, dated, and signed, on the other side)


                                                                                              Please mark
                                                                                              your votes as
                                                                                WITHHELD      indicated in this
                                                                FOR             FOR ALL       example
Item 1 - ELECTION OF DIRECTORS                                  [_]               [_]         [X]
           Nominees:
           Richard E. Bross           Mark E. Monroe
           Daniel R. Finn, Jr.        James R. Paul
           John J. Hogan, Jr.         Simon B. Rich, Jr.
           Gerard Louis-Dreyfus       James T. Rodgers, III

           WITHHELD FOR (Write nominee name(s) in the space provided): _____________________________________________

Item 2 - APPROVAL OF AMENDMENT AND                              FOR            AGAINST           ABSTAIN
           RESTATEMENT OF STOCK OPTION PLAN
                                                                [_]              [_]               [_]


Item 3 - RATIFICATION OF SELECTION OF                           FOR            AGAINST           ABSTAIN
           INDEPENDENT ACCOUNTANTS
                                                                [_]              [_]               [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. As to Items 1, 2 and 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted for the nominees listed in Item 1 and for Items 2 and 3.

Signature(s) ______________________________________   Date _____________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.